Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

PEBBLEBROOK HOTEL TRUST PRICES PUBLIC OFFERING OF
6.375% SERIES G CUMULATIVE REDEEMABLE PREFERRED SHARES

BETHESDA, MD, MAY 7, 2021 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that on May 6, 2021, it priced an underwritten public offering of 8,000,000 of its 6.375% Series G Cumulative Redeemable Preferred Shares (the “Shares”) at a public offering price of $25.00 per share, for net proceeds of approximately $193.6 million, after deducting the underwriting discount and estimated offering-related expenses payable by the Company. The offering is expected to close on May 13, 2021, subject to customary closing conditions. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,200,000 Shares solely to cover over-allotments, if any.

The Company will contribute the net proceeds from the sale of the Shares to its operating partnership. The operating partnership will use 50% of the net proceeds to reduce its outstanding debt and 50% of the net proceeds for general corporate purposes, which may include acquiring and investing in hotel properties in accordance with the Company’s investment strategy.

Raymond James, Wells Fargo Securities, BofA Securities and BMO Capital Markets Corp. are the joint book-running managers of the offering. Truist Securities, US Bancorp and PNC Capital Markets LLC are acting as senior co-managers. Stifel, BBVA, Capital One Securities, Regions Securities LLC, Scotiabank, SMBC Nikko and TD Securities are acting as co-managers.

The Shares will be issued under the Company's currently effective shelf registration statement filed with the Securities and Exchange Commission. Copies of the final prospectus supplement (when available) and base prospectus relating to the Shares may be obtained by contacting Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, FL 33716, email: prospectus@raymondjames.com, telephone: 1-800-248-8863; Wells Fargo Securities, LLC, Attention: WFS Customer Service, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, email: wfscustomerservice@wellsfargo.com, telephone: 1-800-645-3751; and BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attention: Prospectus Department, email: dg.prospectus_requests@bofa.com; and BMO Capital Markets Corp., Attention: Syndicate Department, 3 Times Square, 25th Floor, New York, New York 10036, telephone: 1-800-414-3627 or by email at bmoprospectus@bmo.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and a leading owner of urban and resort lifestyle hotels in the United States. The Company owns 52 hotels, totaling approximately 12,800 guest rooms across 14 urban and resort markets with a focus on the west coast gateway cities.

This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s expectations, but these statements are not guaranteed to occur. For example, the fact that the offering has priced may imply that the offering will close, but the closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. In addition, the fact that the underwriters have an over-allotment option may imply that this option will be exercised. However, the underwriters are not under any obligation to exercise this option, or any portion of it, and may not do so. Investors should not place undue reliance upon forward-looking statements.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330